As filed with the Securities and Exchange Commission on August 12, 2011
Registration No. 333-_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

OCEAN BIO-CHEM, INC.
(Exact name of Registrant as specified in its charter)

Florida	59-1564329
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

4041 SW 47 Avenue, Ft. Lauderdale, FL	33314
(Address of Principal Executive Offices)	(Zip Code)

Ocean Bio-Chem, Inc. 2002 Incentive Stock Option Plan
Ocean Bio-Chem, Inc. 2002 Non-Qualified Stock Option Plan
Ocean Bio-Chem, Inc. 2007 Incentive Stock Option Plan
Ocean Bio-Chem, Inc. 2008 Incentive Stock Option Plan
Ocean Bio-Chem, Inc. 2008 Non-Qualified Stock Option Plan
Stock Option Grant to Peter G. Dornau
(Full title of the plans)

Peter G. Dornau
Chairman of the Board, President and Chief Executive Officer
Ocean Bio-Chem, Inc.
4041 SW 47 Avenue
Ft. Lauderdale, FL  33314
954-587-6280
(Name, address and telephone number, including area code, of agent for service)

with a copy to:
Alan Singer
Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103-2921

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock,	964,200 shares(2)(3)	$2.73	$2,632,266	$305.61

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, based upon the average of the high and low sales prices of the Common Stock of the Registrant reported on The Nasdaq Stock Market on August 9, 2011.

(2)
Includes: 113,500 shares issuable under the Ocean Bio-Chem, Inc. 2002 Incentive Stock Option Plan; 180,000 shares issuable under the Ocean Bio-Chem, Inc. 2002 Non-Qualified Stock Option Plan; 324,600 shares issuable under the Ocean Bio-Chem, Inc. 2007 Incentive Stock Option Plan; 156,100 shares issuable under the Ocean Bio-Chem, Inc. 2008 Incentive Stock Option Plan; 75,000 shares issuable under the Ocean Bio-Chem, Inc. 2008 Non-Qualified Stock Option Plan; and 115,000 shares issuable under the stock option grant to Peter G. Dornau.

(3)
Pursuant to Rule 416(a) under the Securities Act of 1933, this Registration Statement also covers such additional shares as may hereinafter be offered to prevent dilution resulting from stock splits, stock dividends, recapitalizations or similar transactions.

PART II  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents, filed by Ocean Bio-Chem., Inc. (the "Registrant") with the Securities and Exchange Commission (the "Commission"), are hereby incorporated by reference:

(a)	Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

(b)	Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2011.

(c)	Current Reports on Form 8-K filed on January 10, 2011 (as amended by a Form 8-K/A filed on January 18, 2011), April 6, 2011, May 5, 2011, June 9, 2011 and July 12, 2011.

(d)
The description of the Registrant’s common stock set forth in its Registration Statement filed under the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description.
The description of the Registrant’s common stock set forth in its Registration Statement on Form 8-A, filed on April 22, 2008

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the date of this registration statement and prior to the filing of a post-effective amendment to the registration statement that indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference or deemed to be part of this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference or deemed to be part of this registration statement modifies or replaces such statement.  Any statement contained in a document that is deemed to be incorporated by reference or deemed to be part of this registration statement after the most recent effective date may modify or replace existing statements contained in this registration statement. Any such statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part of this registration statement.

Experts

The financial statements incorporated in this registration statement by reference to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2010 have been so incorporated in reliance on the report of Goldstein Schechter Koch P.A., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

In the event that Goldstein Schechter Koch P.A. consents to the incorporation by reference in this registration statement of its report relating to audited financial statements included in a document subsequently filed by the Registrant, such audited financial statements shall be incorporated herein in reliance upon such report of Goldstein Schechter Koch P.A., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

The Registrant is organized under the laws of the State of Florida.  Section 607.0850(1) of the Florida Business Corporation Act , as amended (the “FBCA”) provides that a Florida corporation shall have power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful. Section 607.0850(2) of the FBCA further provides that a Florida corporation shall have power to indemnify any person who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under Section 607.0850(2) in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

Section 607.0850(7) of the FBCA provides that the indemnification and advancement of expenses provided pursuant under Section 607.0850 are not exclusive, and a corporation may make any other or further indemnification or advancement of expenses of any of its directors, officers, employees, or agents, under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office. However, indemnification or advancement of expenses shall not be made to or on behalf of any director, officer, employee, or agent if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute:

(a)
A violation of the criminal law, unless the director, officer, employee, or agent had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful;

(b)	A transaction from which the director, officer, employee, or agent derived an improper personal benefit;

(c)	In the case of a director, a circumstance under which the liability provisions of FBCA Section 607.0834 (relating to liability for illegal distributions) are applicable; or

(d)
Willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

Section 607.0850(9) of the FBCA provides that, notwithstanding the failure of a corporation to provide indemnification, a director, officer, employee, or agent of the corporation who is or was a party to a proceeding may apply to a court specified in Section 607.0850(9) for indemnification or advancement of expenses, or both.  The court may, if it makes a determination required under the statute, order indemnification and advancement of expenses, including expenses incurred in seeking court-ordered indemnification or advancement of expenses.

Article XII of the Registrant’s Articles of Incorporation provides that the Registrant shall indemnify any person made a party to an action by or in the right of the Registrant to procure a judgment in its favor by reason of their being or having been director, officer or employer of the Registrant, or any other corporation which they served as such at the request of the Registrant, against the reasonable expenses, including attorneys’ fees, actually and necessarily incurred by them in connection with the defense or settlement of such action, or in connection with any appeal therein, except in relation to matters as to which such director or officer is adjudged to have been guilty of negligence or misconduct in the performance of their duty to the Registrant. Article XII further provides that the Registrant shall indemnify any person made a party to an action, suit or proceeding other than one by or in the right of the corporation to procure a judgment in its favor, whether civil or criminal, brought to impose a liability or penalty on such person in their capacity of director, officer or employer of the Registrant, or of any other corporation which they served as such at the request of the Registrant, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees, actually and necessarily incurred as a result of such action, suit or proceeding, or any appeal therein, if such director, officer or employer acted in good faith in the reasonable belief that such action was in the best interests of the Registrant, and in criminal actions or proceedings, without reasonable ground for belief that such action was unlawful.  The termination of any such civil or criminal action, suit or proceeding by judgment, settlement, conviction or upon a plea or nolo contendere shall not in itself create a presumption that any such director or officer did not act in good faith in the reasonable belief that such action was in the best interests of the Registrant or that they had reasonable grounds for belief that such action was unlawful.

Under the FBCA, a Florida corporation has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against the person and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of Section 607.0850 of the FBCA.  The Registrant has obtained directors and officers liability insurance.

Article IX of the Registrant's Bylaws generally include the same indemnification provisions as the FBCA provisions summarized above.

Item 7.  Exemption From Registration Claimed.

Not applicable.

Item 8.  Exhibits.

The file number for each of the Registrant’s filings with the Securities and Exchange Commission referenced below is 0-11102.

Exhibit No.	Description
4.1	Articles of Incorporation, as amended - incorporated by reference to Exhibit 3.1 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2010.

4.2	Bylaws - incorporated by reference to Exhibit 3.2 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2010.

5.1	Opinion of Morgan, Lewis & Bockius LLP.

23.1	Consent of Goldstein Schechter Koch P.A.

23.2	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

99.1	Ocean Bio-Chem, Inc. 2002 Incentive Stock Option Plan, as amended.

99.2	Ocean Bio-Chem, Inc. 2002 Non-Qualified Stock Option Plan, as amended.

99.3	Ocean Bio-Chem, Inc. 2007 Incentive Stock Option Plan, as amended.

99.4	Ocean Bio-Chem, Inc. 2008 Incentive Stock Option Plan, as amended.

99.5	Ocean Bio-Chem, Inc. 2008 Non-Qualified Stock Option Plan, as amended.

99.6	Form of Stock Option granted to Peter G. Dornau

Item 9.  Undertakings.

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that Paragraphs 1(i) and 1(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ft. Lauderdale, State of Florida on the 10th day of August, 2011.

OCEAN BIO-CHEM, INC.

By:	/s/ PETER G. DORNAU
Peter G. Dornau
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Peter G. Dornau and Jeffrey S. Barocas, the undersigned's true and lawful attorneys-in-fact and agents, with full power of substitution and revocation, for and in the undersigned's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ EDWARD ANCHEL	Director	August 10, 2011
Edward Anchel

/s/ JEFFREY S. BAROCAS	Chief Financial Officer and	August 10, 2011
Jeffrey S. Barocas	Director

(Signatures continued on next page)

(Signatures continued from previous page)

/s/ SONIA B. BEARD	Director	August 10, 2011
Sonia B. Beard

/s/ DIANA MAZUELOS CONARD	Director	August 10, 2011
Diana Mazuelos Conard

/s/ GREGOR M. DORNAU	Director	August 10, 2011
Gregor M. Dornau

/s/ PETER G. DORNAU	Chief Executive Officer and	August 10, 2011
Peter G. Dornau	Director

/s/ WILLIAM W. DUDMAN	Director	August 10, 2011
William W. Dudman

/s/ JAMES M. KOLISCH	Director	August 10, 2011
James M. Kolisch

/s/ JOHN B. TURNER	Director	August 10, 2011
John B. Turner

EXHIBIT INDEX

Exhibit No.	Description
4.1	Articles of Incorporation, as amended - incorporated by reference to Exhibit 3.1 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2010.

4.2	Bylaws - incorporated by reference to Exhibit 3.2 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2010.

5.1	Opinion of Morgan, Lewis & Bockius LLP.

23.1	Consent of Goldstein Schechter Koch P.A..

23.2	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

99.1	Ocean Bio-Chem, Inc. 2002 Incentive Stock Option Plan, as amended.

99.2	Ocean Bio-Chem, Inc. 2002 Non-Qualified Stock Option Plan, as amended.

99.3	Ocean Bio-Chem, Inc. 2007 Incentive Stock Option Plan, as amended.

99.4	Ocean Bio-Chem, Inc. 2008 Incentive Stock Option Plan, as amended.

99.5	Ocean Bio-Chem, Inc. 2008 Non-Qualified Stock Option Plan, as amended.

99.6	Form of Stock Option granted to Peter G. Dornau